Exhibit 5.1

Our Matter No. 1063649

(416) 862-5945

September 27, 2007

Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario

N2L 0A1

Ladies and Gentlemen:

Open Text Corporation

Hummingbird Stock Option Plan

We have acted as counsel to Open Text Corporation (“Open Text”) in connection with its Hummingbird Stock Option Plan (the “Plan”). Under the terms and conditions of the Plan, each option may be exercised by the holder thereof for one common share of Open Text.

We refer to the Registration Statement of Open Text on Form S-8 relating to the Plan (the “Registration Statement”) to be filed by Open Text on the date hereof with the United States Securities and Exchange Commission under the United States Securities Act of 1933 relating to an aggregate of 355,675 common shares of Open Text issuable under the Plan (the “Shares”).

We are providing this opinion at your request in connection with the filing of the Registration Statement.

A.	Documentation

As counsel to Open Text, we have reviewed a copy of the Plan.

B.	Scope of Examination

In connection with the opinions expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary.

C.	Assumptions and Reliances

In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies. We have also relied, as to certain factual matters, upon a certificate of an officer of Open Text dated the date hereof.

D.	Jurisdiction

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

E.	Opinions

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and will, when issued upon the due exercise of options and the receipt by Open Text of full payment in respect thereof, all in accordance with the terms and conditions of the Plan and the applicable stock option letter agreement, be validly issued and will be outstanding as fully paid and non-assessable shares of Open Text.

This opinion is solely for your benefit and is not to be relied upon by any other person or for any purpose other than the filing of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

DML